EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Expeditors International of Washington, Inc:

We consent to the use of our reports dated March 1, 2007, with respect to the consolidated balance sheets of Expeditors International of Washington, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of earnings, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated herein by reference.  Our report refers to a change in the accounting policy for share-based payments to employees as required by Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” effective as of January 1, 2006.

/s/ KPMG LLP

Seattle, Washington

May 8, 2007